EXHIBIT 5.1

March 3, 2006

Velocity Express Corporation

One Morningside Drive North

Bldg. B, Suite 300

Westport, Connecticut 06880

Re:	Velocity Express Corporation
Registration Statement on Form S-8
2004 Stock Incentive Plan

Ladies and Gentlemen:

In connection with the registration on Form S-8 under the Securities Act of 5,000,000 shares of common stock to be issued under the Velocity Express Corporation 2004 Stock Incentive Plan, I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion and, based thereon, I advise you that, in my opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 2004 Stock Incentive Plan and in accordance with the registration statement, such shares will be validly issued, fully paid and nonassessable shares of common stock of Velocity Express Corporation.

I hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

Very truly yours,

/s/ Wesley C. Fredenburg
Wesley C. Fredenburg